   As filed with the Securities and Exchange Commission on December 5, 1997.

                                                     Registration No. 333_______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                         _____________________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         _____________________________
                           RELIASTAR FINANCIAL CORP.
           (Exact name of the Registrant as specified in its charter)

                    Delaware                         41-1620373
       (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)           Identification No.)

                          20 Washington Avenue South
                         Minneapolis, Minnesota  55401
                                 (612) 372-5432
               (Address and telephone number of the Registrant's
                          principal executive offices)

                                Richard R. Crowl
              Senior Vice President, General Counsel and Secretary
                           ReliaStar Financial Corp.
                           20 Washington Avenue South
                         Minneapolis, Minnesota  55401
                                 (612) 372-5479
           (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / _____________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE    Proposed Maximum Offering         Proposed Maximum             Amount of
        TO BE REGISTERED               REGISTERED         Price Per Share(1)       Aggregate Offering Price(1)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value,
including Rights to Purchase           750,000               $36.875                      $27,656,250                  $8,159
Preferred Stock                         Shares

-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sale prices per share of the Registrant's Common Stock on December 2, 1997, as reported on the New York Stock Exchange Composite Tape.

(2) Rights to Purchase Preferred Stock are initially attached to and trade with the Common Stock. Value attributable to such Rights, if any, is reflected in the market price for the Common Stock

                         _____________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                Subject to completion, Dated December 5, 1997

                                                                      PROSPECTUS

                           RELIASTAR FINANCIAL CORP.
              DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN
                                  COMMON STOCK
                               ($0.01 PAR VALUE)

The Dividend Reinvestment and Optional Cash Payment Plan (the "Plan") of ReliaStar Financial Corp., (the "Company") provides holders of shares of the Company's Common Stock (the "Common Stock") with a simple and convenient method of purchasing additional shares of Common Stock without payment of any brokerage commissions or service charges. You are eligible to participate in the Plan if you are either a holder of record or a beneficial owner of 50 shares or more of Common Stock.

A participant in the Plan may:

  - have the cash dividends on his or her Common Stock automatically reinvested in additional shares of Common Stock;

  - invest in additional shares of Common Stock by making optional cash payments of at least $50.

The Purchase Price of the shares of Common Stock purchased with reinvested dividends or with optional cash payments will be the average of the daily high and low sales prices of the Company's Common Stock in New York Stock Exchange trading for each of the 10 trading days ending on the relevant Investment Date, subject to adjustments. See Questions 9 and 14.

A participant will receive a 4% discount from the market-based Purchase Price on shares of Common Stock purchased with reinvested dividends and a 1% discount on shares purchased through optional cash payments. Each of the discounts is subject to change from time to time at the Company's discretion. See Question
11. The Company has established a monthly maximum limiting the amount of optional cash payments and reinvested dividends it will accept from a participant in any month. The Company has also established an aggregate monthly maximum limiting the total amount of optional cash payments it will accept from all participants in any month. See Question 14.

The shares of Common Stock to be issued under the Plan and to which this Prospectus relates may be newly issued shares or treasury shares.

This Prospectus should be retained for future reference

================================================================================
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================



               The date of this Prospectus is December __, 1997.

TABLE OF CONTENTS

PAGE
AVAILABLE INFORMATION...................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........   1
THE COMPANY.............................................   2
LIMITATIONS, WAIVERS AND TRADING ACTIVITY...............   3
DESCRIPTIONS OF THE PLAN................................   4
     Purpose............................................   4
     Administration.....................................   4
     Participation......................................   5
     Costs..............................................   6
     Purchases..........................................   6
     Optional Cash Payments and Investment Limitations..   8
     Reports to Participants............................  11
     Cash Dividends.....................................  12
     Certificates for Shares............................  12
     Withdrawal.........................................  12
     Other Information..................................  13
PLAN OF DISTRIBUTION....................................  17
USE OF PROCEEDS.........................................  18
LEGAL OPINIONS..........................................  18
EXPERTS.................................................  18

                             ______________________

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ______________________

AVAILABLE INFORMATION


The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can be obtained by mail from the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information filed by the Company at: http://www.sec.gov. In addition, these materials may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of each document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain portions of the Company's 1996 Annual Report to Shareholders, including financial statements and accompanying information, and certain portions of the Company's definitive Notice and Proxy Statement for the Company's 1997 Annual Meeting of Shareholders), the Quarterly Reports on Form 1O-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and Current Reports on Form 8-K dated February 23, 1997, June 1, 1997 and July 1, 1997;

     2. The Company's Registration Statement on Form S-4, with respect to shares of Common Stock to be issued in connection with the merger of Security-Connecticut Corporation with and into the Company;

     3. The Company's Form 8-K/A dated May 20, 1993 to the Company's Current Report on Form 8-K dated January 17, 1989 filed by the Company in lieu of a Registration Statement on Form 8-B and Amendment on Form 8A/A dated September 12, 1994 to a Registration Statement on Form 8-A dated October 4, 1989, as amended on February 15, 1990 (File No. 0-17441), which contain a description of the Company's Common Stock and related Rights to Purchase Preferred Stock of the Company; and

     4. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated therein by reference). Requests should be directed to ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401, Attn:
Secretary, telephone 612-342-3514.

THE COMPANY

The Company is a holding company whose subsidiaries specialize in life insurance and related financial services. Through ReliaStar Life Insurance Company ("ReliaStar Life"), Minneapolis, Minnesota, and other subsidiaries, the Company issues and distributes individual life insurance and annuities, group life and health insurance, life and health reinsurance, mutual funds, residential mortgages and personal finance education. The Company operates in four business segments: Individual Insurance, Employee Benefits, Life and Health Reinsurance and Pension.

In addition to ReliaStar Life, other principal subsidiaries are Northern Life Insurance Company, ReliaStar United Services Life Insurance Company, ReliaStar Life Insurance Company of New York, Security-Connecticut Life Insurance Company, Washington Square Securities, Inc., Successful Money Management Seminars, Inc., ReliaStar Mortgage Corporation, Northstar Holding, Inc. and PrimeVest Financial Services, Inc.

The Company, which was incorporated in Delaware in 1988, became the parent of ReliaStar Life , ReliaStar Life and its subsidiaries pursuant to a Plan of Conversion and Reorganization which became effective on January 3, 1989. Pursuant to the Plan of Conversion and Reorganization, ReliaStar Life, which was organized in 1885 (as "Northwestern National Life

Insurance Company"), was converted from a combined stock and mutual life insurance company to a stock life insurance company.

The Company's principal executive offices are located at 20 Washington Avenue South, Minneapolis, Minnesota 55401, telephone 612-372-5432. References herein to the Company relate to ReliaStar Financial Corp. and ReliaStar, as its predecessor, and their subsidiaries unless otherwise indicated by the context.

Additional information concerning the Company is included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference".

LIMITATIONS, WAIVERS AND TRADING ACTIVITY

The Plan limits the aggregate amount of cash dividends and optional cash payments which an individual or institution may invest as described below. The maximum monthly amount the Company will accept from a participant in the form of optional cash payments is $5,000 and from reinvested dividends is $5,000. The Company has also established a $500,000 Aggregate Monthly Maximum (as hereinafter defined) limiting the total amount of optional cash payments it will accept from all participants in any month.

The Company has retained the right to waive the $5,000 per participant limitations pursuant to written Requests for Waiver under the procedures described in Question 14. The Company may grant Requests for Waiver to participants, including financial intermediaries and broker-dealers, in the future. Requests for Waiver will be considered on the basis of a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of Company securities, the number of shares of Common Stock held by the participant submitting the waiver request, the aggregate amount of investments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of Requests for Waiver will be made in the absolute discretion of the Company. Requests for Waiver from the $5,000 maximum monthly limit for optional cash payments will be limited to the extent of the Aggregate Monthly Maximum then in effect. The Company may also, in its sole discretion, accept optional cash payments in excess of the Aggregate Monthly Maximum in an amount determined by the Company, not to exceed 20% of the Aggregate Monthly Maximum. In addition the Company may, in its sole discretion, change the Aggregate Monthly Maximum. See Question 14.

Until February 1994, the Plan did not provide a specific dollar limit on the aggregate amount which may be invested by an individual participant under the Plan. During this period, one financial intermediary and three broker-dealers effected short-term transactions which enabled them to make substantial purchases under the Plan. The financial intermediary purchased approximately $1.6 million of shares and the three broker-dealers purchased approximately $2 million, $2.8 million and $1.4 million, respectively. The Company believes that participation in the Plan by these intermediaries and broker-dealers has created volatility in the trading volume of the Common Stock. It is expected that the per participant maximum monthly limits on dividend reinvestments and optional cash payments will restrict participation in the Plan by financial intermediaries and broker-dealers.

In view of the discounts on shares purchased with reinvested dividends and optional cash payments (see Question 11) and the Company's ability to waive the per participant maximum monthly limits and change the Aggregate Monthly Maximum, it is possible that certain financial intermediaries, including broker-dealers, may engage in positioning transactions in order to take advantage of the discount feature. To the extent such waivers are granted, participation by financial intermediaries and broker-dealers may generate some volatility in the trading volume and possibly the market price of shares. The Company has not entered into any formal or informal arrangements to facilitate such activity. Individuals or entities engaged in such practices may be considered "underwriters" as that term is defined in the Securities Act of 1933, as amended. Acting as an underwriter may give rise to disclosure obligations and other liabilities under such act.

DESCRIPTION OF THE PLAN

The following is a statement of the provisions of the Plan, in a question and answer format. Those holders of shares of Common Stock who choose not to participate in the Plan will continue to receive cash dividends, as declared and paid.

PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

The Plan will provide eligible holders of shares of the Company's Common Stock with a simple and convenient method of automatically reinvesting their cash dividends or making optional cash payments, or both, to purchase additional shares of Common Stock without payment of any brokerage commissions or service charges. In addition, net proceeds to the Company from shares of Common Stock purchased under the Plan will provide the Company with new equity capital. The Company will use these proceeds for its general corporate purposes. See "Use of Proceeds."

ADMINISTRATION

2.  WHO ADMINISTERS THE PLAN?

Norwest Bank Minnesota, N.A. (the "Administrator") administers the Plan, maintains records, sends statements of account to participants and performs other duties relating to the Plan. Shares of Common Stock purchased under the Plan are held by the Administrator.

PARTICIPATION

3.  WHO IS ELIGIBLE TO PARTICIPATE?

You are an "Eligible Shareholder" and may therefore participate in the Plan if you qualify as either one of the following: (a) you are a shareholder who holds 50 or more shares of Common Stock registered on the stock transfer books of the Company in your name (a "Holder of Record") or (b) you are a shareholder who has beneficial ownership of 50 or more shares of Common Stock that are registered in a name other than your name (e.g., in the name of a broker, bank or other nominee) (a "Beneficial Owner"). To participate in the Plan a Beneficial Owner must either become a Holder of Record or make appropriate arrangements with his or her nominee to participate on behalf of the Beneficial Owner. Beneficial Owners should refer to Question 12 for specific instructions regarding enrollment and participation. Any shareholder who resides in a foreign jurisdiction in which it is unlawful for the Company to allow such shareholder to participate is not eligible to participate in the Plan.

The Company may from time to time at its discretion permit employees of the Company and its subsidiaries to participate in the Plan on such terms and conditions that the Company may establish for such purposes. To the extent that the Company permits participation by such employees, wherever in this Prospectus the provisions of the Plan refer to Eligible Shareholders, such references will be deemed to include employees of the Company and its subsidiaries, as the context requires.

4.  HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

An Eligible Shareholder may elect to participate in the Plan by completing the enclosed Authorization Form and returning it to the Administrator. If shares of Common Stock are registered in more than one name (joint holders, trustee, etc.), all registered holders must sign. Once enrolled in the Plan, a participant will continue to be enrolled without further action on his or her part. Authorization Forms and additional copies of this Prospectus may be obtained at any time by calling the Administrator's representatives at 612-450-4064 or 1-800-468-9716. Beneficial Owners should refer to Question 12 for enrollment information.

5.  WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

An Eligible Shareholder may join the Plan at any time. If the Authorization Form is received by the Administrator on or prior to the record date established for payment of a particular cash dividend, reinvestment of cash dividends will begin with that dividend payment. If the Authorization Form is received after the record date for a particular cash dividend, reinvestment of cash dividends will not begin until the dividend payment date following the next record date. Record dates for quarterly cash dividends on shares of Common Stock generally precede the dividend payment dates by approximately 15 business days. The dividend payment dates normally occur on the second Friday of February, May, August and November. The dividend payment and record dates are subject to change from time to time at the Company's discretion. Optional cash payments will be invested monthly. See Question 13. A completed Authorization Form and optional cash payment must be received by the Administrator two Trading Days (see

Question 9) before the start of the relevant Pricing Period. A participant will remain in the Plan until he or she withdraws from the Plan or all of the shares held and credited to the participant's account under the Plan are sold.

6.  WHAT DOES THE AUTHORIZATION FORM PROVIDE?

The Authorization Form directs the Administrator to apply a participant's cash dividends on shares of Common Stock registered in the participant's name to the purchase of additional shares of Common Stock. A participant may also make optional cash payments, which will be used to purchase additional shares of Common Stock as described in Questions 13 and 14. Shares purchased through reinvested dividends or with optional cash payments are credited to the participant's account under the Plan and the cash dividends on such shares will also be used to purchase additional shares of Common Stock. If the "optional cash payments only" box on the Authorization Form is checked, the Company will continue to pay cash dividends in the usual manner to the participant on shares registered in the participant's name but will apply any optional cash payments received and cash dividends on shares credited to the participant's account under the Plan to the purchase of additional shares of Common Stock. Beneficial Owners should refer to Question 12 for enrollment information.

COSTS

7. ARE THERE ANY EXPENSES TO A PARTICIPANT IN CONNECTION WITH PURCHASES UNDER THE PLAN?

No. All costs of administration associated with purchases under the Plan are paid by the Company. However, when a participant withdraws from the Plan, sells shares under the Plan or requests a stock certificate, he or she may incur expenses related to any such transaction. See Question 20.

PURCHASES

8.  WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

Cash dividends and optional cash payments will be reinvested or invested, as the case may be, on the Investment Date. The Investment Date will be the cash dividend payment date during a month in which a cash dividend is paid and in any other month will be the second Friday of such month or, if such Friday is not a Trading Day then the last Trading Day immediately preceding such second Friday.

For the purpose of making purchases, the Administrator will commingle the funds of the participants under the Plan. The Administrator will apply any cash dividends and any optional cash payments to the purchase of shares of Common Stock pursuant to the Plan on the applicable Investment Date.

     NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING REINVESTMENT OR INVESTMENT.

9.  HOW WILL THE PURCHASE PRICE BE DETERMINED?

The "Purchase Price" is the average of the daily high and low sales prices of the Company's Common Stock in New York Stock Exchange trading for each of the 10 consecutive Trading Days (the "Pricing Period") ending on the relevant Investment Date. A "Trading Day" means a day on which the New York Stock Exchange is open and for which trades in the Company's Common Stock are reported. (See Question 14 regarding adjustments to the Purchase Price applicable to the investment of optional cash payments in the event that a Threshold Price is not satisfied on one or more Trading Days during a Pricing Period.)

10.  HOW MANY SHARES OF COMMON STOCK WILL HE PURCHASED FOR A PARTICIPANT?

The number of shares to be purchased depends on the amount of a participant's dividends, the Purchase Price of the shares of Common Stock, optional cash payments, and the amount of the Purchase Price Discount. See Question 11. A participant's account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the Purchase Price (reduced by any Purchase Price Discount). The number of shares purchased with optional cash payments may be affected by the application of the Threshold Price. See Question 14.

11.  WHAT ARE THE PURCHASE PRICE DISCOUNTS?

The Purchase Price for shares acquired under the Plan by reinvestment of cash dividends or investment of optional cash payments may be reduced by a Purchase Price Discount. The Purchase Price Discount for reinvestment of cash dividends is currently 4%. The Purchase Price Discount for optional cash payments is currently 1%. Each of the Purchase Price Discounts is subject to change from time to time at the Company's discretion. Neither Purchase Price Discount will, in any event, exceed 5%. Changes to the Purchase Price Discounts will be considered on the basis of a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic conditions and expected aberrations in the price or trading volume of Company securities. Changes to the Purchase Price Discounts with respect to reinvestments or investments made on any Investment Date will be made by the Company notifying the Administrator of the change at least 5 Trading Days prior to the relevant Pricing Period. Neither the Company nor the Administrator shall be required to provide any written notice to participants of changes to the Purchase Price Discounts, but current information regarding the Purchase Price Discounts may be obtained by calling the Administrator's representatives at 612-450-4064 or 1-800-468-9716.

12.  HOW DOES A BENEFICIAL OWNER PARTICIPATE IN THE PLAN?

Beneficial Owners who wish to reinvest their cash dividends under the Plan must instruct their broker, bank or nominee to participate in the Plan on their behalf. This may be accomplished if the broker, bank or nominee provides a dividend reinvestment service. Beneficial Owners who wish to make optional cash payments must instruct their broker, bank or nominee to contact the Administrator and request a Broker and Nominee Form (the "B&N Form"). The broker, bank or nominee must deliver a B&N Form to the Administrator each time that such broker, banker or nominee transmits an optional cash payment on behalf of a Beneficial Owner. B&N Forms will be furnished to brokers, banks or nominees at any time upon request to the Administrator at the address or telephone specified in Question 31.

OPTIONAL CASH PAYMENTS AND INVESTMENT LIMITATIONS

13.  HOW DOES THE OPTIONAL CASH PAYMENTS OPTION WORK?

Each month the Administrator will apply any optional cash payment in good funds timely received from a participant to the purchase of shares of Common Stock for the account of the participant. In order for funds to be invested on an Investment Date, the Plan Administrator must have received the check or money order on or before the second Trading Day preceding the first Trading Day of the relevant Pricing Period. All Eligible Shareholders (except for brokers, banks and other nominees who are required to submit a B & N Form as described above) who have submitted a signed Authorization Form are eligible to make optional cash payments at any time.

If a participant has checked the "optional cash payments only" box on the Authorization Form, the Company will pay cash dividends on shares registered directly in the participant's name in the usual manner. An optional cash payment received from the participant two Trading Days before the start of the relevant Pricing Period will be applied to the purchase of additional shares of Common Stock for the participant's account on the Investment Date for the relevant Pricing Period.

If a participant has not checked the "optional cash payments only" box on the Authorization Form, the Company will apply the participant's cash dividends to the purchase of additional shares of Common Stock for the participant's account under the Plan. An optional cash payment received from the participant two Trading Days before the start of the relevant Pricing Period will be applied to the purchase of additional shares of Common Stock for the participant's account on the Investment Date for the relevant Pricing Period.

A participant's first optional cash payment may be made by a participant by forwarding a check, made payable to the order of the Administrator, accompanied by the signed Authorization Form. Thereafter, this type of investment may be made only when accompanied by a signed Cash Payment Form which will be sent to a participant by the Administrator as an attachment to his or her transaction statement.

The same amount of money need not be sent each month, and there is no obligation to make an optional cash payment each month. An optional cash payment of less than $50 and that portion of any optional cash payment that exceeds the allowable monthly maximum or the Aggregate Monthly Maximum will be returned to the participant without interest.

     NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD FOR INVESTMENT.

Cash dividends payable on shares of Common Stock credited to the participant's account under the Plan will be reinvested in additional shares of Common Stock.

14.  WHAT ARE THE LIMITATIONS ON DIVIDEND REINVESTMENT AND OPTIONAL CASH
PAYMENTS?

MINIMUM/MAXIMUM LIMITS. An optional cash payment may not be less than $50. The maximum monthly amount the Company will accept from a participant in the form of optional cash payments is $5,000 and from reinvested dividends is $5,000. Investments greater than $5,000 of dividend reinvestments or optional cash payments may be made by a participant only upon acceptance by the Company of a written Request for Waiver from such participant. Such prior approval or acceptance of a Request for Waiver must be obtained: (a) in the case of dividend reinvestments, at least two trading days prior to the record date for the applicable dividend; and (b) in the case of optional cash payments, at least two trading days prior to the commencement of the relevant pricing period with respect to which such waiver is sought. Participants interested in obtaining a waiver from the $5,000 limits should contact the Company at 612-372-5354.

Requests for Waiver will be considered on the basis of a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of Company securities, the number of shares of Common Stock held by the participant submitting the waiver request, the aggregate amount of investments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of Requests for Waiver will be made in the absolute discretion of the Company.

AGGREGATE MONTHLY MAXIMUM. The Company reserves the right to limit the aggregate amount of optional cash payments it will accept from all participants in any month (the "Aggregate Monthly Maximum"). Currently the Aggregate Monthly Maximum which the Company will accept from all participants in the form of optional cash payments is $500,000. The Company may, in its sole discretion, accept optional cash payments in excess of the Aggregate Monthly Maximum in an amount determined by the Company, not to exceed 20% of the Aggregate Monthly Maximum. The Company may, in its sole discretion, at least one Trading Day prior to any Pricing Period, change the Aggregate Monthly Maximum and so notify the Administrator. A change in the Aggregate Monthly Maximum will be considered on the basis of a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of Company securities, the aggregate amount of optional cash payments for which such change may be made and the administrative constraints associated with making such change. Neither the Company nor the Administrator shall be required to provide any written notice to participants as to whether the Aggregate Monthly Maximum has been changed for any Pricing Period, but current information regarding the Aggregate Monthly

Maximum may be obtained by calling the Administrator's representatives at 612-450-4064 or 1-800-468-9716.

In any month in which optional cash payments tendered exceed the sum of the Aggregate Monthly Maximum for the month and any additional amount determined to be accepted by the Company, the excess will be promptly returned to participants, without interest, on the following basis: each participant tendering optional cash payments during the month in excess of $5,000 will have returned all or a portion of the excess on a pro rata basis. If the aggregate of tendered payments of $5,000 (including that portion of tendered payments in excess of that amount) or less exceeds the sum of the Aggregate Monthly Maximum for the month and any additional amount determined to be accepted by the Company, then a portion of such payments will be returned on a basis deemed reasonable by the Company and the Administrator. A participant may call the Administrator's representatives one Trading Day before the start of a Pricing Period for information as to whether optional cash payments tendered exceeded the sum of the Aggregate Monthly Maximum and any additional amount determined to be accepted by the Company.

AGGREGATION OF OPTIONAL CASH PAYMENTS. For the purposes of the limitations on optional cash payments, all optional cash payments for participants with more than one account using the same social security number or taxpayer identification number may, in the Company's discretion, be aggregated. For a participant unable to supply a social security number or taxpayer identification number, participation may, in the Company's discretion, be limited to only one account. The Company reserves the right to decide that future participation in the Plan is dependent upon past compliance with these optional cash payment terms.

For purposes of these limitations, all Plan accounts which the Company, in its sole judgment, believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. If the Company determines that such accounts are to be aggregated, the Company will have the right to return, without interest, those optional cash payments the Company deems appropriate.

The Company may establish other additional limitations and requirements that apply to participation in the Plan by brokers, banks and others acting in a representative capacity.

THRESHOLD PRICE LIMIT. Notwithstanding anything contained herein to the contrary, the Company may establish for any Pricing Period a minimum price for the investment of optional cash payments (the "Threshold Price"). The Company will, at least five Trading Days prior to each Pricing Period, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its discretion after a review of current market conditions and other factors the Company deems relevant. Neither the Company nor the Administrator shall be required to provide any written notice to participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by calling the Administrator's representatives at 612-450-4064 or 1-800-468-9716.

The Threshold Price, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of Common Stock in New York Stock Exchange trading for a Trading Day in the Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from the Pricing Period for purposes of determining the Purchase Price applicable to the investment of optional cash payments (but not to the reinvestment of dividends). Thus, for example, if the Threshold Price is not satisfied for three of the 10 Trading Days in a Pricing Period, then the Purchase Price applicable to the investment of optional cash payments (but not to the reinvestment of dividends) will be based upon the remaining seven Trading Days when the Threshold Price is satisfied.

For each Trading Day on which the Threshold Price is not satisfied, 1/10 of each optional cash payment will be returned to the participant without interest. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, 3/10 of a participant's optional cash payment will be returned.

Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments and not to the reinvestment of dividends.

15.  WHEN WILL OPTIONAL CASH PAYMENTS RECEIVED BY THE ADMINISTRATOR BE INVESTED?

Optional cash payments will be invested monthly on the Investment Date. Authorization and cash payment for the investment must be in good funds and received by the Administrator two Trading Days before the start of the relevant Pricing Period in order for the Administrator to invest the optional cash payment on the relevant Investment Date. If received after that time, the cash payment will be held by the Administrator until the Investment Date of the following month. Checks and other drafts must clear before the start of the relevant Pricing Period for the funds to be available to purchase shares of Common Stock. No interest will be paid on any optional cash payment held by the Administrator for investment. Optional cash payments will be returned if a written request for return is received by the Administrator, at the address specified in Question 31, no less than two Trading Days prior to the start of a Pricing Period.

REPORTS TO PARTICIPANTS

16.  WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

Each participant having a changed investment balance in the Plan will receive a quarterly account statement of his or her account as soon as practical after each cash dividend payment date. In addition, participants making optional cash payments will receive an account statement as soon as practical following each transaction. These statements are a participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, each participant will receive copies of the same communications sent to every other holder of shares of Common Stock, including the Company's quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid or sales proceeds if applicable.

CASH DIVIDENDS

17.  WILL PARTICIPANTS BE CREDITED WITH CASH DIVIDENDS ON FRACTIONS OF SHARES?

Yes. Cash dividends on all full and fractional shares held for a participant's account in the Plan will be reinvested.

CERTIFICATES FOR SHARES

18.  WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED?

Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to a participant. The number of shares credited to the account of the participant under the Plan will be shown on the participant's account statement. This service protects against loss, theft or destruction of stock certificates. Certificates for any number of full shares credited to an account under the Plan will be issued upon the written request of a participant who wishes to remain in the Plan. This request should be directed to the Administrator. The participant may incur a fee for this service. Any remaining full shares and fractions of shares will continue to be credited to the participant's account.

Certificates for fractions of shares will not be issued under any circumstances.

Shares credited to the account of a participant under the Plan may not be pledged as collateral. A participant who wishes to pledge such shares must request that a certificate for such shares be issued in the participant's name, and pay the Administrator's fee for the certificate.

19.  IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

Accounts under the Plan are maintained in the name in which the certificate of a participant was registered at the time he or she entered the Plan.
Consequently, certificates for full shares will be similarly registered when issued.

WITHDRAWAL

20.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

In order to withdraw from the Plan, a participant must notify the Administrator in writing that he or she wishes to withdraw.

When a participant withdraws from the Plan or upon termination of the Plan by the Company two options are available. If the participant chooses the stock settlement option, a certificate for full shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share. Alternatively, the participant may choose the cash settlement option which provides for the sale of all of the shares, both full and fractional, credited to the participant's account under the Plan. If a participant requests such sale, the sale will be made at market, within five Trading Days after the receipt of the request, for the account of the participant through a broker designated by the Administrator. The Company will not provide such broker with any instructions as to the manner in which a participant's shares are sold; such broker will sell such shares as provided in the Plan. The participant will receive the proceeds of the sale less any related brokerage commissions, service charges and transfer taxes.

21.  WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

A participant may withdraw from the Plan at any time.

If the request to withdraw is received by the Administrator on or before the record date for any cash dividend payment, the amount of the dividend that otherwise would have been reinvested on such cash dividend payment date and any optional cash payment then being held by the Administrator for investment for the participant's account will be paid to the withdrawing participant. Subsequent cash dividends will be paid to the withdrawing participant unless he or she reenrolls in the Plan, which may be done at any time.

If the request to withdraw is received by the Administrator between a dividend record date and the payment date, the request will be effective as soon as those dividends have been credited to the participant's account. The withdrawing participant's next cash dividend and subsequent cash dividends will be paid to the withdrawing participant unless he or she reenrolls in the Plan, which may be done at any time.

22. WHAT HAPPENS TO A FRACTION OF A SHARE WHEN A PARTICIPANT WITHDRAWS FROM THE PLAN?

When a participant withdraws from the Plan, a cash adjustment representing any fraction of a share will be mailed directly to the participant. The cash payment to the participant will be based on the market price of the Common Stock at the time that full shares are transferred.

OTHER INFORMATION

23. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OR PART OF THE SHARES REGISTERED IN THE PARTICIPANT'S NAME?

If a participant disposes of all shares of Common Stock registered in the participant's name but not held in the participant's account under the Plan, the Administrator will continue to reinvest the dividends on the shares credited to the participant's account under the Plan until notified by the participant that the participant wishes to withdraw from the Plan. If no full shares are credited to the participant's account under the Plan, the Company will mail a cash payment to the participant for the fraction of a share remaining in the participant's account. If a participant sells some but not all shares registered in the participant's name, the Administrator will continue to automatically reinvest cash dividends on the remaining shares registered in the participant's name as originally authorized.

A participant must, at all times, own 50 shares of Common Stock in order to continue participating in the Plan. At any time when a participant's total number of shares is less than 50, the Administrator will advise the shareholder that he or she is no longer eligible to participate. The notice form shall provide the disqualified shareholder the option of having his or her shares sold by the Administrator or receiving certificates for the number of full shares in the Plan and a cash payment for the fraction of a share remaining in the participant's account as more fully set forth in Questions 21 and 22. If no instructions are received by the Administrator within 30 Trading Days of mailing such notice, the Administrator may terminate the account and issue certificates for all full shares in the account together with cash for any fraction of a share.

24. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT OR HAS A RIGHTS OFFERING?

Any stock dividends, split shares or rights to purchase additional shares distributed by the Company on shares credited to the account of a participant under the Plan will be added to the participant's account.

Stock dividends or split shares distributed on shares registered in the name of the participant and not held in his or her account under the Plan will be mailed directly to such participant in the same manner as to shareholders who are not participating in the Plan.

25.  HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

If shares registered in the name of a participant in the Plan are voted by the participant by proxy card on any matter submitted to a meeting of shareholders, the total number of shares owned by the participant (both shares credited to the participant's account under the Plan and those registered in the name of the participant) will be shown on such proxy card and voted on such matter.

If the proxy card is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

26.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

The following summary is based upon an interpretation of current Federal tax law. Each participant should consult his or her own tax advisor to determine particular tax consequences, including state tax consequences which will vary from state to state, which may result from participation in the Plan and a subsequent disposition of shares of Common Stock acquired pursuant to the Plan.

A participant in the Plan will be considered for Federal income tax purposes as having received, on the Investment Date, a dividend in an amount equal to the fair market value on that date of the shares of Common Stock acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount.

A participant will be treated as having received a dividend upon the purchase of shares of Common Stock with an optional cash payment in an amount equal to the excess, if any, of the fair market value of those shares on the Investment Date on which they are acquired over the amount of the optional cash payment. The tax basis of shares of Common Stock purchased with an optional cash payment will equal the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment. The Internal Revenue Service has ruled that service charges and fees paid by the Company on a participant's behalf are not subject to federal income tax.

For Federal income tax purposes, the fair market value of shares of Common Stock acquired under the Plan will be equal to 100% of the average of the high and low sales prices of the Common Stock in New York Stock Exchange trading on the relevant Investment Date. If the Investment Date falls on a date which is not a Trading Day, then the fair market value will be the average of the high and low sales prices of the Common Stock in New York Stock Exchange trading for the Trading Day immediately preceding such Investment Date.

It should be noted that the fair market value on an Investment Date is likely to differ from the Purchase Price, as reduced by the Purchase Price Discount, used to determine the number of shares of Common Stock purchased. Such Purchase Price is the average of the high and low sales prices of the Common Stock in New York Stock Exchange trading for the ten Trading Days comprising the relevant Pricing Period (subject to adjustment with respect to the investment of optional cash payments in the event that the Threshold Price is not satisfied on one or more days during a Pricing Period), and is subject to the Purchase Price Discounts described in Question 11.

  The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends:

Cash dividends reinvested                                             $1,000.00
Purchase Price*                                           $   30.00
Less 4.0% Purchase Price Discount+                             1.20
                                                          ---------
Net purchase price per share                              $   28.80

Number of shares purchased ($1,000 / $28.80)                  34.722
  Total taxable dividend resulting from
  transaction ($30.00 x 34.722)                                       $1,041.66
---------------------
* This price is assumed for illustrative purposes only and the tax consequences will vary with the market price of the Common Stock. This example assumes no difference between the Investment Date fair market value and the Purchase Price used to determine the number of shares acquired. If the Purchase Price exceeds the fair market value of the Common Stock on the Investment Date, the dividend income to the participant would be reduced by the amount of the difference multiplied by the number of shares purchased. Conversely, if the Purchase Price is less than the fair market value, the dividend income would be increased by the amount of the difference multiplied by the number of shares purchased.

+ The Purchase Price Discount is subject to change from time to time at the Company's discretion. See Question 11.

A participant's holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the Investment Date on which they were acquired for the participant's account.

A participant will not realize any taxable income upon receipt of a certificate for full shares of Common Stock credited to the participant's account, either upon the participant's request for the certificate or upon termination of participation in the Plan.

A participant will realize gain or loss upon the sale or exchange of shares of Common Stock acquired pursuant to the Plan. A participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share credited to the participant's account. The amount of any such gain or loss will be the difference between the amount that the participant received for the shares, or fractional share, and the tax basis therefor.

27.  WHAT IS THE RESPONSIBILITY OF THE COMPANY UNDER THE PLAN?

Neither the Company nor the Administrator will be liable in administering the Plan for any act done in good faith or for any omission to act, including, without limitation, any claim of liability arising out of the failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death. The foregoing, however, does not abridge any rights of a participant to bring action against the Company or the Administrator based on alleged violations of federal securities laws.

A participant should recognize that the Company cannot assure a profit or protect against a loss on the shares issued to a participant under the Plan.

Shareholders are cautioned that this Prospectus does not represent a change in the Company's cash dividend policy nor a guarantee of future cash dividends, which will depend upon the Company's earnings, financial requirements, governmental regulations and other factors.

28. WHAT PROVISION IS MADE FOR FOREIGN SHAREHOLDERS WHOSE DIVIDENDS ARE SUBJECT TO INCOME TAX WITHHOLDING?

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the Administrator will apply the net amount of the dividends of such foreign shareholders, after deduction of taxes, to the purchase of shares of Common Stock pursuant to the Plan.

Foreign shareholders who check the "optional cash payments only" box on the Authorization Form will continue to receive cash dividends on shares registered in their names in the same manner as if they were not participating in the Plan. Optional cash payments received from them must be in United States dollars and will be invested in the same manner as optional cash payments from other participants. Checks and other drafts must be received by the Administrator two Trading Days before the start of the relevant Pricing Period in order for the funds to be invested on the relevant Investment Date.

29.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any such suspension, modification or termination will be sent to all participants.

30. CAN THE COMPANY OR THE ADMINISTRATOR TERMINATE A PARTICIPANT'S INTEREST IN THE PLAN?

The Company or the Administrator may terminate a participant's participation in the Plan at any time for any reason, by notice in writing mailed to the participant. In such event the Administrator will follow the procedures for withdrawal set forth in Questions 20 and 21.

31.  WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE DIRECTED?

All correspondence regarding the Plan should be addressed to the Administrator:

     Norwest Bank Minnesota, N.A.
     Dividend Reinvestment Department
     Post Office Box 539
     South St. Paul, Minnesota  55075-0539

and reference to the Company should appear on all correspondence. Telephone inquiries should be directed to 612-450-4064 or 1-800-468-9716.


PLAN OF DISTRIBUTION

The Common Stock acquired under the Plan is being sold directly by the Company. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the dividend reinvestment or optional cash payment features of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. These exchanges include the New York Stock Exchange, the national exchange on which the Common Stock is currently listed. Because the Company may grant waivers with respect to the dividend reinvestment and optional cash payment features and change the Aggregate Monthly Maximum, it is possible that certain financial intermediaries, including broker-dealers, may engage in positioning transactions in order to take advantage of the discount features under the Plan. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

USE OF PROCEEDS

The net proceeds of the sales of Common Stock by the Company pursuant to the Plan are expected to be used for general corporate purposes. The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold by it pursuant to the Plan or the prices at which such shares will be sold.

LEGAL OPINIONS

The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Richard R. Crowl, Senior Vice President, General Counsel and Secretary of the Company.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration fee........................................    $ 8,159
Listing fees*...........................................      2,500
Legal services and expenses.............................      1,000
Accounting services and expenses*.......................      2,500
Printing fees*..........................................      2,500
Miscellaneous...........................................      1,341

 Total..................................................    _______
                                                            $18,000
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Section 145 of the General Corporation Law of the State of Delaware, which provides for indemnification of directors and officers in certain circumstances.

Article VIII of the By-Laws of the Company provides for broad indemnification of directors and officers of the Company. See Exhibit 4(b) hereto.

The Company also maintains director and officer liability insurance policies.

In addition, Section 7 of Article Sixth of the Company's Certificate of Incorporation contains broad provisions limiting the liability of directors for monetary damages for breach of fiduciary duty as a director. See Exhibit 4(a) hereto.

ITEM 16.  EXHIBITS

Exhibit
Number
------
4(a) Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3(b)(1) to the Company's Registration Statement on Form S-4, Registration No. 33-25107).

4(b) By-Laws, as amended, of the Company (incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1990, File No. 1-10640).

4(c) Surplus Note (incorporated by reference to Exhibit 4(e) to the Company's Registration Statement on Form S-3, Registration No. 33-87588).

4(d)  Rights Agreement dated as of October 7, 1988 (incorporated by reference to
      Exhibit 1 to the Company's Registration Statement on Form 8-A dated October 4, 1989, File No. 0- 17441).

4(e) Amendment to Rights Agreement dated as of February 8, 1990 (incorporated by reference to Exhibit 1 to the Company's Amendment on Form 8 dated February 15, 1990 to Registration Statement on Form 8-A dated October 4, 1989, File No. 0-17441).

4(f) Amendment to Rights Agreement dated as of September 10, 1994 (incorporated by reference to Exhibit 1 to the Company's Amendment on Form 8-A/A dated September 12, 1994 to Registration Statement on Form 8-A dated October 4, 1989, File No. 0-17441).

5 Opinion of Richard R. Crowl, Senior Vice President, General Counsel and Secretary.

12 Calculations of ratios of earnings to fixed charges and ratios of earnings to combined fixed charges (incorporated by reference to Exhibit 12 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, File No. 0-17441).

23(a) Consent of Deloitte & Touche LLP.

24    Powers of Attorney

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and
     (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to

Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 4, 1997.

                              RELIASTAR FINANCIAL CORP.
                              (Registrant)

                              By    JOHN G. TURNER*
                                 -----------------------------------------
                              John G. Turner
                              Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 4, 1997 by the following persons in the capacities with ReliaStar Financial Corp. indicated:

       JOHN G. TURNER*        Chairman and Chief Executive Officer
----------------------------- (Principal Executive Officer)
       John G. Turner

       JAMES R. MILLER*       Senior Vice President, Chief Financial Officer and
----------------------------- Treasurer (Principal Financial Officer)
       James R. Miller

       CHRIS D. SCHREIER*     Second Vice President
----------------------------- (Principal Accounting Officer)
       Chris D. Schreier

CAROLYN H. BALDWIN           )
DAVID C. COX                 )
JOHN H. FLITTIE              )
LUELLA GROSS GOLDBERG        )
WILLIAM A. HODDER            )
JAMES J. HOWARD III          )  A majority of the Board of Directors*
RANDY C. JAMES               )
RICHARD L. KNOWLTON          )
DAVID A. KOCH                )
RICHARD M. KOVACEVICH        )
GLEN D. NELSON, M.D.         )
JAMES J. RENIER              )
JOHN G. TURNER               )
--------------------
* Richard R. Crowl, by signing his name hereto, does hereby sign this document on behalf off each of the above-named officers or directors of ReliaStar Financial Corp. pursuant to powers of attorney duly executed by such persons.

                                           /s/ RICHARD R. CROWL
                                 -----------------------------------------
                                              Richard R. Crowl
                                              Attorney-in-fact

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